Directors, Key Consultant, and Named Executive Officers who are Parties to a Nonstatutory Stock Option Agreement
Name	Number of Shares of Mariner Energy, LLC, Common Stock Subject to Stock Option Agreement
Robert E. Henderson	14,885
Richard R. Clark	8,994
Michael W. Strickler	8,994
C. Ken Burgess	184
Gregory K. Harless	0
Donald M. Clement, Jr.	5,613
Thomas E. Young	0
David S. Huber	13,548

Totals	52,218